EXHIBIT 99.1

Commonwealth Directed to Return to Adequate Levels of Capital

NORFOLK, Va., July 7, 2011 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) announced today that it is expediting efforts to increase Bank of the Commonwealth's (the "Bank") equity position just as the Board of Governors of the Federal Reserve System (the "Board of Governors") and the Bank executed a Prompt Corrective Action Directive (the "Directive"), effective July 1, 2011, requiring the Bank return to adequate levels of capital in 30 days, or such additional time as the Board of Governors may permit.

The Directive also imposes restrictions on capital distributions, deposit rate restrictions, and restrictions on asset growth and branching. Management and the Board are fully committed to restoring the Bank's capital levels and return the Bank to profitability.

Commonwealth has diligently been working with FIG Partners LLC of Atlanta, Ga. and McKinnon & Company, Inc. of Norfolk, Va. to explore strategic options that would return Commonwealth to acceptable levels of capital as required by the Federal Reserve. In addition, Commonwealth has hired the legal firm DLA Piper, LLP of Washington, D.C., the accounting firm KPMG, LLP of Norfolk, Va., RP Financial, LC of Arlington, Va., Clayton Commercial Services of Shelton, Conn., and Longitude Capital Advisors, LLC of Elmhurst, Ill.

"These firms are preeminent companies that are essential to our efforts of identifying strategic opportunities to strengthen our capital position, improve our financial performance and shareholder value," said Commonwealth Bankshares President and CEO Chris Beisel. "Both the investment banking firms and the related assisting companies actually began working with our team earlier this year. We are pleased with their progress to date and are hopeful for their planned success, realizing, however, that we still have a distance to go in overcoming our challenges."

Commonwealth's capital ratios fell below regulatory minimums after the bank took steps to reclassify all of its loans, moving a significant number of earning assets to a non-accruing status. Many loans were also downgraded after re-adjusting their values based on new appraisals and evaluations.

"Our portfolios are basically now clean, especially for the larger credits," Beisel said. "We have made a lot of progress in the past year of working through our problem credits. Unfortunately, our capital levels have suffered as a result. Yet, this point was the point we needed to get to in order to fully identify and quantify our problems followed by setting a corrective course which has been accomplished."

Commonwealth Bankshares, Inc., through its banking subsidiary the Bank of Commonwealth, operates 21 offices in Hampton Roads, Va. and northeastern North Carolina. Commonwealth has approximately $1.0 billion in assets.

The securities offered will not be and have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CONTACT: Chris Beisel
         CEO and President
         Commonwealth Bankshares, Inc.
         (757)  446-6953